Exhibit 1(b)
                               SCUDDER PRIME FUND

                Certificate of Amendment of Declaration of Trust

         The undersigned, being at least a majority of the duly elected and qualified Trustees of Scudder Prime Fund, a Massachusetts business trust, (the "Trust") acting pursuant to Article VIII, Section 8.3 of the Declaration of Trust dated July 1, 1994, as amended (the "Declaration of Trust"), do hereby certify that the following amendment to the Declaration of Trust was adopted by the favorable vote on January 10, 1995 of the majority of Trustees, to wit,

          RESOLVED, that upon the filing of a certificate of amendment to the Fund's Declaration of Trust with the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston, the Fund's Declaration of Trust, as amended, shall be amended to change the name of the Fund from Scudder Prime Fund to Scudder Pathway Fund, so that the Sections 1.1 and 1.2(p) of Article I indicated below read in their entirety as follows:

               Section 1.1 Name The name of the Trust created hereby is the "Scudder Pathway Series";

               Section 1.2(p) The "Trust" means the Scudder Pathway Series.

         IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Declaration of Trust.

Dated:  January 10, 1995
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/s/Edgar R. Fiedler
----------------------------
Edgar R. Fiedler, as Trustee

/s/J.D. Hammond
---------------------------
J.D. Hammond, as Trustee

/s/Richard Hunt
--------------------------
Richard Hunt, as Trustee


/s/David S. Lee
------------------------
David S. Lee, as Trustee

/s/Daniel Pierce
------------------------
Daniel Pierce, as Trustee

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